EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 26, 2026, relating to the financial statements and financial highlights of Nomura Small Cap Core Fund (formerly Macquarie Small Cap Core Fund), Nomura Small Cap Value Fund (formerly, Macquarie Small Cap Value Fund), and Nomura Wealth Builder Fund (formerly, Macquarie Wealth Builder Fund), each a series of Delaware Group Equity Funds V, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 27, 2026